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                                                                    Exhibit 21.1



SUBSIDIARIES OF TROY:                            JURISDICTION OF INCORPORATION:
--------------------                             -----------------------------

-    Troy Systems International, Inc.            Delaware

-    Troy XCD, Inc.                              Delaware

-    TROY AMDev, Inc.                            Delaware

-    Troy Telgate Systems, Inc.                  British Columbia, Canada